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                               Exhibit 5.1 Page 1

                                   EXHIBIT 5.1

                       [LETTERHEAD OF SONFIELD & SONFIELD]


FAS  Group,  Inc.
14358  Golden  Sunset  Lane
Poway,  California  90264

Ladies  and  Gentlemen:

     We have acted as legal counsel to FAS Group, Inc. (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), relating to the issuance of shares of Company stock (the "Shares") to the holders of Executive Wealth Management Services, Inc. ("Executive") in connection with the merger of Executive and FAS Wealth Management Services, Inc. ("FAS Wealth"), a wholly owned subsidiary of the Company.

     We have examined and are familiar with the Certificate of Incorporation and the By-Laws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing it is our opinion that the Shares will, when exhcnaged, be legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Shares, and the reference to this firm under the heading "Legal Matters" in the Prospectus.

Very  truly  yours,


/s/SONFIELD  &  SONFIELD
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SONFIELD  &  SONFIELD